UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   August 6, 2012

South American Gold Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-52156	98-0486676
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3645 E. Main Street, Suite 119, Richmond, IN	47374
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (765) 356-9726

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

Mining Memorandum of Understanding Lease with Option to Purchase Agreement

On August 6, 2012, South American Gold Corp. (the “Company” or “SAGD”) entered into a  binding Memorandum of Understanding (the “Agreement”) with Western Continental,Inc. (“Western”) to lease with option to purchase three patented mining claims ( the “Baltimore Silver Mine”) subject to a definitive agreement to be signed within ninety days, with an effective lease date of August 3, 2012.

Western, a Nevada corporation, and the Companhy have agreed to a binding Memorandum of Understanding to Lease with Option to Purchase the Baltimore Silver Project(“MOU”) whose terms are listed below ,and it is contemplated that a definitive agreement will be signed within ninety days implementing the MOU. SAGD effected the agreement August 6, 2012 and has leased the project upon signing the MOU with the understanding the option to purchase requires a definitive agreement.  The lease will be for a term of ten years beginning August 2, 2012, and may be extended for an additional 15 years with a payment of one hundred thousand dollars ($100,000) at any time. During the term of this lease SAGD will be responsible for the payment of any property taxes, indemnify Western for any and all activities SAGD conducts on the property, and secure all required permits and operating licenses for SAGD activities on the property. The lease payment will be ten thousand dollars per year in cash payments, which may be paid in restricted stock as SAGD’s option provided such restricted stock has a market bid price in excess of twenty thousand dollars for the twenty days average bid price for the stock prior to payment. Payment will be on July 31 of each year beginning July 31, 2013. SAGD will pay a production royalty of all minerals mined from the property in the form of a Net Smelter Return to Western of three percent (3%). SAGD will have for the term of this agreement an option to purchase the property free and clear of any lien or encumbrance in the amount of two hundred and fifty thousand dollars ($500,000) at which time the lease would terminate and no royalty would be due afterwards from the property. Should SAGD cause to be issued a property report meeting standard industry guidelines indicating probable or proven reserves in excess of two million ounces of silver on the property, Western shall receive an additional thirty thousand dollars in cash or restricted shares valued as described above, within thirty days of publication of such report.SAGD will issue within twenty days of entering into this MOU ten million (10,000,000) shares of restricted common stock to Western subject to acceptance by SAGD of a signed subscription agreement by Western.SAGD in the period January 1, 2013 through July 1, 2013 agrees to make m an additional payment of $25,000 in the form of cash or restricted common stock, at SAGD’s option, valued at the ten day average bid price for the company’s common stock.

The MOU  contemplates a definitive agreement which will incorporate the above terms. At the time of this filing such agreement has not been finalized.

Description of Property

Land Status

The property consists of three patented mining claims covering approximately sixty acres.

Name of Claim                 Mineral Survey #

Last Hope                        9689

Baltimore                          1540

Mona                                9689

Location

The Baltimore Mine property is located in Jefferson County Montana, approximately twenty two miles northeast of Butte, MT and four miles northwest of Boulder, MT.  Coordinates are Section 7, Township 6 N, Range 4W, Jefferson County, Montana. The Company is collating information and preparing general maps on the project.

Access

Access is generally from Boulder by four miles of unimproved county road thence along the Boomerang Creek Road.

Climate and Physiography

The climate is relatively temperate allowing work generally all year around. The mine is on the eastern slope area of Sugarloaf Mountain, with ridges one thousand foot above the main valley. Elevations on the property range from 6,250 feet on ridge top to 5,800 feet above sea level near the Baltimore Mine. Vegetation consists of mostly sage but stands of conifers are common on the north slopes.

Local Resources

There are sufficient local resources for general material and supplies, and general labor. Electric power lines are within a mile of the property and water supply appears adequate for the property, though an assessment will be required for water supply for expanded drilling programs and future potential milling requirements.

Geology

The geology of the area is dominated by the monzonites of the Butte Batholith intruding into the older Elkhorn volcanics,consisting of green-gray welded tuffs and andesites. East-westerly striking pyrite-galena bearing quartz veins have been deposited along or near to fault or shear zones with some Scricitic alteration. The Baltimore shear or alteration zone can be traced can be traced over five thousand feet on the surface.

Metallurgy

The company has no metallurgical tests relating to the property nor historical information as to recoveries of metal from ore formerly produced.

Reserves and Mineralized Material

There are no established reserves or mineralized material on the property according to available information on the project.

History and Historical Information on the Property

The following information has been provided by independent sources not been independently verified by the Company but provided for general informational purposes, and it should not be assumed that prior production results are an indication of potential future results

The mine apparently was discovered in the nineteenth century with regular shipments ore reported in 1903 by lessees, and two thousand feet of workings. In 1907 it was reported the mine had six aidits and a 140 foot shaft. In 1912 60 men were employed at the mine, and it was extended an additional six hundred feet. By 1935 the underground workings were estimated at three thousand feet of crosscuts and drifts, and with tunnels. In 1960 it was reported that the mine had produced 18,148 tons of ore which yielded 1,734 ounces of gold, 275,489 ounces of silver, and 271,266 pounds of copper, 1,273,965 pounds of lead and 280,750 pounds of zinc. Past production is no indicator of future production potential which can only be determined through additional information on the property.

Limited sampling was conducted on the property in 1966, 1979, and in 1989 a 4,985 foot drilling program was conducted on the property. The company is reviewing assays from these programs and working to correlate to available assay maps.

Development Work on the Property

The underground workings of the property include six tunnels reported by 1960 and a shaft at a vertical interval of four hundred feet, and three thousand feet of underground workings. Prior operator reports indicates that four of these tunnels the Hope Tunnel, Tunnel No. 4, 5, and 6,were evidently designed to explore the northeastern vein structure of the property.

Exploration Plan

The Company’s initial plans include compiling and reviewing all historical information on the property, and conducting initial site visits to determine costs and schedules for geological mapping, and status of the underground workings, and determining the optimum exploration plan based on this initial work. Our exploration plan will focus on confirming historic grades, and targeting areas that may yield commercial grades and sufficient tonnages to justify rehabilitation of underground workings and drilling to delineate potential ore reserves. This preliminary assessment will consider initial approximate cost estimates including the availability of any regional milling facilities. The Company estimates a budget of five to fifty thousand dollars may be required in initial stages of exploration.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed herewith.

Exhibit No.	Description

10.1	Memorandum of Understanding to Lease with Option to Purchase

99.1	Press Release dated August 9, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   August 9, 2012

South American Gold Corp.

By:	/s/ Raymond DeMotte
Name:	Raymond DeMotte
Title:	President and Chief Executive Officer